Exhibit 99.1

FBL Financial Group Announces $75 Million Senior Notes Offering

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--April 2, 2004--FBL Financial Group, Inc. (NYSE:FFG) today announced that it is proposing to raise $75,000,000 of gross proceeds through a private placement of Senior Notes due 2014, subject to market conditions. The notes will be offered within the Unites States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee.

    CONTACT: FBL Financial Group
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com